Exhibit 10.13

To: Steve Saferin (Chair Compensation Committee, Inspired Entertainment, Inc.)

From: Lorne Weil, Executive Chair

March 26, 2020

Dear Steve:

While I appreciate the Board’s support and the effort that went into the January 31, 2020 employment agreement, currently awaiting stockholder approval, I am mindful of the unprecedented situation we find ourselves in with the Covid-19 pandemic and various government ordered closures in countries where Inspired does business. In light of that, I would prefer to withdraw from the new contract and remain employed under my original Employment Agreement of January 16, 2017 (as amended). We can then focus on mitigating the impact of the pandemic on the Company now, and if appropriate address a replacement contract in the future.

If you agree, please let me know and we can just withdraw the January 31, 2020 item from the AGM at this point.

Very truly

/s/ Lorne Weil
Lorne Weil

	Agreed:	/s/ Steven M. Saferin
Steven M. Saferin
03.26.20